Legal Proceedings

United States Trust Company of New York and U.S.
Trust Company, N.A. (formerly, co-investment advisers to the Funds and together referred to herein as U.S. Trust) and Excelsior Funds, Inc.,
Excelsior Tax-Exempt Funds, Inc., and Excelsior Funds
Trust (the Companies) were contacted in
September 2003 by the Office of the New York State
Attorney General (the NYAG), and U.S. Trust was contacted by the Securities and Exchange Commission
(the SEC), in connection with their investigations of practices in the mutual fund industry identified as market timing and late trading of mutual fund shares
(the Investigations). U.S. Trust and the Companies have provided full cooperation with respect to these Investigations. As disclosed previously, these investigations focused on circumstances in which a small number of parties were permitted to engage in short-term trading ofshares of certain of the Excelsior Funds. The short-term trading activities permitted under these arrangements have been terminated and U.S. Trust has strengthened its policies and procedures to deter frequent trading of shares of the Excelsior Funds.U.S. Trust, certain of its affiliates, the Companies and others have also been named in four class action lawsuits and two derivative actions which allege that U.S. Trust, certain of its affiliates, the Companies and others allowed certain parties to engage in illegal and improper mutual fund trading practices, which allegedly caused financial injury to the shareholders of certain of the Excelsior
Funds managed by U.S. Trust. Each seeks unspecified monetary damages and related equitable relief.
The class and derivative actions described above were transferred to the United States District Court for the District of Maryland for coordinated and consolidated pre-trial proceedings. In November 2005, the Maryland court dismissed many of the plaintiffs claims in both the fund shareholders class action and the derivative lawsuits. Several affiliates of U.S.
Trust and individual defendants have also been dismissed. Plaintiffs claims under Sections 10(b) and 20(a) of the Securities Exchange Act and under
Section 36(b) and 48(a) of the Investment Company Act, however, have not been dismissed. Discovery has commenced with respect to plaintiffs remaining claims.
While the ultimate outcome of these matters cannot be predicted with any certainty at this time, based on currently available information. U.S. Trust believes that the likelihood is remote that the pending Investigations and private lawsuits will have a material adverse financial impact on the Companies, and further believes that the pending Investigations and private lawsuits are not likely to materially affect U.S. Trusts ability to provide investment management services to the Companies.